Exhibit 10.12

April 20, 2017

Adam Singolda

Re:	Offer of Employment by Taboola, Inc.

Dear Adam:

This letter summarizes the terms of your employment with Taboola, Inc. (the “Company”), effective as of January 1, 2017 (the “Effective Date”):

1.    Term - The term of your employment under this offer letter will commence on the Effective Date and will continue until terminated in accordance with Section 7 below. Such term is referred to herein as the “Employment Period”.

2.    Title - Your title will be Chief Executive Officer. You will report to the Board of Directors of Taboola.com Ltd. (the “Parent”). In such capacity you agree to perform all such duties as are required by your position and such other duties on behalf of the Company as may reasonably be assigned to you from time to time by the Parent's Board of Directors.

3.   Duties - You agree that, while employed by the Company, you will devote all of your business time and your best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company, however, you may engage in advisory boards or board membership positions with the approval of the Board of Directors of the Parent so long as such positions do not conflict with your duties or obligations to the Company. You will act as a fiduciary to the Company during the Employment Period, and will cause the Company to act, in the ordinary course of business consistent with the reasonable past practices or as otherwise reasonably directed by the Parent's Board of Directors (and will not permit your obligations (fiduciary or otherwise) to any other person impact, impair, or affect your dealings with and for the Company), except as required by law.

4.    Compensation and Benefits - During the Employment Period, as compensation for all services performed by you and your agreements in this offer letter, the Company will provide you the following pay and benefits. Your compensation shall be reviewed by the Company annually.

(a)        Salary - Your starting base salary will be $680,000 per year and will be payable in accordance with the Company’s standard payroll practices and procedures.

(b)        Performance Bonus - You will be entitled to an annual on-target bonus in the amount of $270,000, for meeting predefined targets designated between you and the Parent's Board of Directors in a specific bonus plan to be completed each year by February 1, which plan shall define the structure under which the bonus actually paid can be less than or more than the above amount. You shall bear and pay all taxes applicable in connection with the performance based bonus.

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

(c)        Benefits - You will also be eligible to participate in standard employee benefit plans, including health insurance and 401(k), offered by the Company from time to time.

(d)       Business Expenses - The Company will pay or reimburse you for all reasonable out of pocket business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to such reasonable substantiation and documentation as the Company may specify from time to time, all in accordance with the Company's generally applicable polices.

(e)       PTO - You will be entitled to a total of 24 annual vacation and PTO days, prorated for partial years, all in accordance with the Company's general vacation policy. The number of PTO shall be increased by one additional day for each year of service beyond 2017.

(f)       D&O Insurance - The Company shall maintain or cause to be maintained an insurance policy or policies providing liability insurance for directors and officers. You shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director or officer under such policy or policies. The Company shall maintain such insurance coverage for you even after the termination of your employment with the Company in respect of actions taken by you while employed by the Company, or while serving as an officer, director or board observer of any subsidiary or affiliate of the Company, for the duration of any relevant statute of limitations.

(g)        Excise Taxes - You will be entitled to the gross up rights set forth in Appendix B hereto.

5.    Work Authorization - You hereby acknowledge that you are legally authorized to work in the United States.

6.    Business Protections.

(a)       Employee Inventions Assignment and Confidentiality Agreement - As a condition to your employment with the Company, you must execute and comply with the Employee Inventions Assignment and Confidentiality Agreement attached hereto as Appendix A and incorporated herein by reference.

(b)      Protection of Documents - All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you will be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Parent's Board of Directors or its designee may specify, all Documents then in your possession or control.

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

(c)       Use of Company's Computers by Employee. Unless otherwise provided under this offer letter or valid Company procedures, you will use the Company’s computer equipment (including smartphone) (the “Company’s Computers”) for the purpose of your employment. You may use the Company’s computers and email system (including by smartphone) for personal purposes, and you will be entitled to use external email services (such as Gmail, Yahoo Mail, etc.).

(d)       Use of Company's Computers by the Company. You acknowledge and agree as follows: (i) the Company shall have the right to allow other employees and other third parties to use the Company’s Computers (but not to access folders which are clearly marked as "personal" and which you represent shall include only personal information); (ii) other than as aforementioned with regard to personal folders containing personal information, the Company shall have the right to conduct inspections on any and all of the Company’s Computers, including inspections of email transmissions, internet usage and inspections of their content and shall have the right to use the findings of such inspections for the Company’s purposes.

(e)      Additional Obligations - You understand and agree that the restrictive covenants are in addition to, and not in lieu of, any existing or future restrictive covenants contained in any other existing or future agreements between you and the Company or any of its subsidiaries or affiliates (each, an “Additional Obligation”). By executing this offer letter, you acknowledge, reaffirm and agree that you are and will continue to be bound by the terms and conditions of such Additional Obligations. In addition, you acknowledge and agree that this Section 6 will remain in full force and effect in accordance with its terms notwithstanding any change in your title, duties, compensation or benefits.

7.    Termination of Employment - Your employment under this offer letter and the Employment Period may be terminated only as set forth in this Section 7.

(a)       Notice of Termination - Either party may terminate the employment under this offer letter upon 12 months' notice (the “Notice Period”). For the avoidance of doubt, during the Notice Period, you will continue to be entitled to all rights and benefits pursuant to this offer letter, including any entitlements for bonus payments, until the effective date of termination. At your option, you will continue to perform your duties during the Notice Period as set forth herein or refrain from performing your duties and remain absent from the premises of the Company during the Notice Period (in which case salaries will be paid as a lump-sum within 15 days from the date you receive or provide a notice of termination of employment), subject to Section (d) below. Your entitlements during the Notice Period shall also apply to your successors in the event of the termination of your employment as a result of your death.

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

(b)      Termination for Cause - Notwithstanding anything to the contrary in Section (a) above, the Company may terminate your employment for Cause. In any event of termination for Cause, the employment under this offer letter shall forthwith terminate and thereafter the Company shall not have any further liability or obligation towards you, including with respect to Notice Period. The term “Cause” means: (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee of any member of the Taboola Group (i.e. the Parent, or any direct or indirect wholly owned subsidiary thereof) with the intention or reasonable expectation that such action may result in the substantial personal enrichment by you; (ii) your conviction of, or plea of nolo contendere to, a felony; (iii) your commission of any intentional tortious act or unlawful act which causes material harm to the standing, condition or reputation of your employing entity within the Taboola Group; (iv) any intentional material breach by you of the provisions of the applicable provisions set forth in Section 2 – 13 (inclusive) of Appendix A; provided, however, that such breach (if curable) has not been cured by you within 15 days following a written notice sent to you by the Company detailing the facts that constitute such a breach; or (v) a breach of any fiduciary duty owed by you to your employing entity (whether the Parent or a direct or indirect Subsidiary thereof) that has a material detrimental effect on the reputation or business of such employing entity but only if and after there has been delivered to you a written notice from such person which describes the basis for such person’s belief that you have breached your fiduciary duties and provides you with thirty (30) days to take corrective action.

(c)       Other Resignations - Upon any termination of your employment for any reason, you will also automatically resign, and will automatically be deemed to have resigned, from all positions with the Company. You hereby grant the Company’s counsel an irrevocable power of attorney (with right of substitution) to take actions in your name to effectuate such resignations.

(d)       Cooperation - In the event this offer letter is terminated for any reason whatsoever, you will cooperate with the Company and exercise your reasonable efforts to assist in the integration of the person or persons who will assume your responsibilities into the Company.

8.    Arbitration - You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this letter or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the city and state of New York before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this letter in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

9.    Representations - You represent and warrant to the Company that you are not subject to any contract, agreement, judgment, order or decree of any kind, or any restrictive agreement of any character, that restricts your ability to perform your obligations under this offer letter or that would be breached by you upon your performance of your duties pursuant to this offer letter. You also represent and warrant to the Company that you do not have, and will not use in the course of your duties with the Company, any confidential information of a predecessor employer. You further represent and warrant that the information you provided concerning your employment and educational history and other qualifications is true and correct. The accuracy of these representations is a condition precedent to any obligations of the Company under this offer letter.

10.  Withholding - All payments made by the Company under this offer letter will be reduced by any tax or other amounts required to be withheld by the Company under applicable law. In the event the Company does not make such deductions or withholdings, you agree to indemnify and hold harmless the Company for any amounts paid with respect to any such taxes.

11.   Assignment - This offer letter will inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and assigns. You may not assign this offer letter without the prior written consent of the Company.

12.  Miscellaneous.

(a)      Entire Agreement - This offer letter and the Employee Inventions Assignment and Confidentiality Agreement sets forth your entire agreement with the Company concerning your employment and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Parent's Board of Directors. The headings and captions in this offer letter are for convenience only and in no way define or describe the scope or content of any provision of this offer letter. This offer letter may be executed in two or more counterparts, including via facsimile or electronic transmission, each of which will be an original and all of which together will constitute one and the same instrument.

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

(b)       Severability - If any provision of this offer letter is illegal, invalid or unenforceable for any reason whatsoever, such provision will be fully severable, and this offer letter will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this offer letter with the remaining provisions of this offer letter remaining in full force and effect and unaffected by the illegal, invalid or unenforceable provision or by its severance from this offer letter. Further, in lieu of such illegal, invalid or unenforceable provision, there will be automatically included, as part of this offer letter and to the maximum extent allowed by controlling law, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable. In the event any controlling law is subsequently amended or interpreted in such a way to make any provision of this offer letter that was formerly invalid a valid provision, such provision will be considered to be valid from the date provided in such interpretation or amendment or, in the event the interpretation or amendment does not otherwise provide, from the effective date of such interpretation or amendment.

13.  Acceptance –Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.

Taboola, Inc.

By:	/s/ Hagai Gold
Name: Hagai Gold Title: VP Finance

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/	Adam Singolda
Adam Singolda
Date: April 20, 2017

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

Appendix A

THIS UNDERTAKING (“Undertaking”) is entered into on the 20th day of April, 2017, by Adam Singolda (the “Executive”).

WHEREAS,  Executive wishes to be employed by Taboola, Inc. (the “Company”); and

WHEREAS,  it is critical for the Company to preserve and protect its Confidential Information (as defined below) and its rights in Inventions (as defined below) and in all related intellectual property, and Executive is entering into this Undertaking as a condition to Executive’s employment with the Company.

NOW, THEREFORE, the Executive undertakes and warrants towards the Company as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1.	Confidentiality.

1.1.
Executive acknowledges that Executive may have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that: (i) has become part of the public domain not as a result of a breach of any obligation owed by Executive to the Company; or (ii) is required to be disclosed by law or the binding rules of any governmental organization, provided, however, that Executive gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided, that in the event that such protective order or other remedy is not obtained, Executive shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all reasonable efforts required to obtain confidential treatment for such information.

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

1.2.
Executive acknowledges and understands that the employment by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3.
During the term of Executive’s employment and at any time after termination or expiration thereof, for any reason, Executive shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

1.4.
All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, Executive agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by Executive in connection with the employment by the Company or that otherwise relates to any Confidential Information (the “Confidential Material”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by Executive to the Company upon termination or expiration of Executive’s employment for any reason, or at any earlier time at the request of the Company, without Executive retaining any copies thereof.

1.5.
During the term of Executive’s employment with the Company, Executive shall not remove from the Company’s offices or premises any Confidential Material unless and to the extent necessary in connection with the duties and responsibilities of Executive and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, Executive shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Material and return the Confidential Material to their proper files or location as promptly as possible after such use.

1.6.
During the term of Executive’s employment with the Company, Executive will not improperly use or disclose any proprietary or confidential information or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, belonging to any former employer or any other person to whom Executive has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

2.	Unfair Competition and Solicitation.

2.1.
The Executive agrees and undertakes that, for as long as the Executive is employed by the Company and for twelve months following the date the Executive receives or provides a notice with regard to the termination of his employment (i.e. such period does not include the Notice Period), the Executive shall not become financially interested in, be employed by, or have any business connection with, any business or venture that is engaged in any activities relating to content recommendation (the “Business”), directly or indirectly, as owner, partner, joint venture, shareholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever. Notwithstanding the foregoing, Executive may (i) own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the Business, or (ii) during the Non-Compete Period work for a division, entity or subgroup of any of such companies that engages in the Business so long as such division, entity or subgroup does not engage in the Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange.

2.2.
Executive hereby declares that he is aware that a portion of the Salary contains additional consideration in exchange for the Executive fully undertaking the non-compete provisions in Sections 2.1 above. Notwithstanding anything in this provision, the Executive declares that he/she is financially capable of undertaking these non-compete provisions.

2.3.
The Executive agrees and undertakes that during the period of his employment with the Company and for twelve months following the date the Executive receives or provides a notice with regard to the termination of his employment (i.e. such period does not include the Notice Period), the Executive will not actively solicit, or canvass any employee of the Taboola Group who was employed by the Taboola Group on the date of the Executive’s termination or during the preceding twelve months.

2.4.
Executive acknowledges that in light of Executive’s position with the Company and in view of Executive’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), the provisions of this Section 2 above are reasonable and necessary to legitimately protect the Company’s Major Assets, and are being undertaken by Executive as a condition to the employment of Executive by the Company. Executive confirms that Executive has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Executive of entering into this Undertaking and, specifically, Section 2 hereof.

3.	Ownership of Inventions.

3.1.
Executive will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during Executive’s employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

3.2.
Executive hereby assigns and transfers to the Company, to the fullest extent possible under applicable law, Executive’s entire right, title, interest and proprietary and economic rights in and to all Inventions invented, designed, discovered, authored, developed, created, made, conceived or reduced to practice by the Executive, whether solely or jointly with others, (whether created for or on behalf of the Company or in contemplation of the Company, following or prior to the inception of the Company, or following or prior to the Executive's commencement of employment), that (i) relates to the business, research or development of the Company, and any rights related directly or indirectly thereto; (ii) is or was developed (in whole or in part) using the Company's equipment, supplies, facilities or intellectual property; or (iii) developed (in whole or in part) by the Executive, or on its behalf, prior to the inception of the Company, and is related to the Company’s business (collectively, “Company Inventions”).

3.3.
Executive agrees that all the Company Inventions are, upon creation, Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all title, rights and interest in and to any patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Company Inventions. Executive hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Company Inventions: (i) all title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereof, trade names and packaging and all goodwill associated with the same; (vi) any and all title, rights and interest in and to any Invention; and (vii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Company Inventions, even after termination of employment on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

3.4.
Executive has attached hereto, as Exhibit B-1, a list describing all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to the Executive (whether made solely by the Executive or jointly with others) that: (i) were developed by the Executive prior to the Executive’s engagement with the Company (collectively, the “Prior Inventions”), (ii) relate to the Company’s actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder; or, if Exhibit B-1 is incomplete or if no such list is attached, the Executive represents that there are no such Prior Inventions.

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

3.5.
Executive further agrees to perform, during and after employment, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Company Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive.

3.6.
Executive shall not be entitled to any monetary consideration or any other consideration except as explicitly set forth in the employment agreement between Executive and the Company. Without limitation of the foregoing, Executive irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Company Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention. Any oral understanding, communication or agreement with respect to the matters set forth herein, not memorialized in writing and duly signed by the Company, shall be void.

4.	General.

4.1.
Executive represents that the performance of all the terms of this Undertaking and Executive’s duties as an employee of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Executive acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in employing Executive.

4.2.
Executive acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Executive’s employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

4.3.
Executive recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by Executive, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

4.4.
This Undertaking is governed by and construed in accordance with the laws of the State of New York, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in New-York City, New-York.

4.5.
If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.6.
The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the employment relationship between the Company and Executive, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of Executive’s obligations and liabilities under any applicable law.

4.7.
Executive hereby consents that, following the termination or expiration of the employment relationship hereunder, the Company may notify the Executive’s new employer about the Executive’s rights and obligations under this Undertaking.

4.8.
This Undertaking constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.9.
This Undertaking, the rights of the Company hereunder, and the obligations of Executive hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Executive may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

IN WITNESS WHEREOF, the undersigned, has executed this Undertaking as of the date first mentioned above.

Adam Singolda:	/s/ Adam Singolda

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

Exhibit A

LIST OF EXCLUDED INVENTIONS

Title	Date	Identifying Number or Brief Description

No inventions, improvements, or original works of authorship

Additional sheets attached

Signature of Employee:	/s/ Adam Singolda

Print Name of Employee:	Adam Singolda

Date:

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

Appendix B

(a) If any payment or consideration hereunder (“Company Payments”) will be subject to the tax (the “Excise Tax”) imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to you at the time specified in subsection (c) below an additional amount (the “Gross-up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-up Payment, but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments. For purposes of calculating the Gross-Up Payment, you shall be deemed to pay income taxes at the highest applicable marginal rate of federal, state or local income taxation for the calendar year in which the Gross-Up Payment is to be made.

(b) Subject to any determinations made by the Internal Revenue Service (the “IRS”), all determinations as to whether a Gross-Up Payment is required and the amount of the Gross-Up Payment and the assumptions to be used in arriving at the determination shall be made by the Company's independent certified public accountants and/or tax counsel selected by such accountants (the “Accountants”) in accordance with the principles of section 280G of the Code. All fees and expenses of the Accountants will be borne by the Company. Subject to any determinations made by the IRS, determinations of the Accountants under this Agreement with respect to (i) the initial amount of any Gross-Up Payment and (ii) any subsequent adjustment of such payment shall be binding on the Company and you.

(c) The Gross-Up Payment calculated pursuant to paragraph (b) shall be paid no later than the thirtieth (30th) day following an event occurring which subjects you to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be reasonably determined on or before such day, the Company shall pay to you the amount of the Gross-Up Payment no later than 10 days following the determination of the Gross-Up Payments by the Accountants. Notwithstanding the foregoing, the Gross-Up Payment shall be paid to you no later than 15 business days prior to the date by which you are required to pay the Excise Tax or any portion of the Gross-Up Payment to any federal, state or local taxing authority, without regard to extensions.

(d) In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, you shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by you if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross- up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to you, and interest payable to the Company shall not exceed the interest received or credited to you by such tax authority for the period it held such portion. You and the Company shall cooperate in good faith in determining the course of action to be pursued (and the method of allocating the expense thereof) if your claim for refund or credit is denied. However, if agreement cannot be reached, the Company shall decide the appropriate course of action to pursue provided that the action does not adversely impact any issues you may have with respect to your tax return, other than the Excise Tax.

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com

(e) In the event that the Excise Tax is later determined by the Accountants or the IRS to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment to or for the benefit of you in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(f) In the event of any controversy with the IRS (or other taxing authority) with regard to the Excise Tax, you shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect you. In the event issues are interrelated, you and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, you shall permit the representative of the Company to accompany you, and you and your representative shall cooperate with the Company and its representative.

(h) The Company and you shall promptly deliver to the other copies of any written communications and summaries of any verbal communications with any taxing authority regarding the Excise Tax.

(i) Notwithstanding any provision of this Appendix B, the Gross-up Payment shall be paid to you not later than the end of the year following the year in which the Excise Taxes are remitted to the IRS.

Taboola, Inc.
Headquarters: 1115 Broadway, 7h Floor, New York, NY 10010
www.taboola.com